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                      SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                   IMPATH INC.
         ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                        Delaware                        13-3459685
            -------------------------------       ----------------------
                (State of incorporation              (I.R.S. Employer
                   or organization)                 Identification No.)



           521 West 57th Street
            New York, New York                         10019
      ----------------------------------------    ---------------
(Address of principal executive offices)            (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

                                     None

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.005 par value
  ------------------------------------------------------------------
                               (Title of class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be Registered.
          --------------------------------------------------------

          This Registration Statement relates to the Common Stock, $.005 par value ("Common Stock"), of IMPATH Inc., a Delaware corporation (the "Company"). The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation (the "Certificate") and By-laws (the "By-Laws"), copies of which have been filed as exhibits to this Registration Statement.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 7,192,724 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters which, pursuant to the Delaware General Corporation Law (the "Delaware Law"), require the approval of the Company's stockholders, other than matters relating solely to another class of stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate ratably in all distributions to the holders of Common Stock after payment of liabilities and satisfaction of any preferential rights of holders of Preferred Stock. Holders of Common Stock are not entitled to any preemptive rights. Subject to any preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive cash dividends ratably on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor.

     The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to provide for the issuance by the Company of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption or repurchase, redemption or repurchase prices, limitations or restrictions thereon, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of any series of Preferred Stock may have an adverse
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effect on the rights of holders of Common Stock, and could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company has no present plans to issue any additional shares of Preferred Stock.

PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The description set forth below of certain provisions of the Certificate and the By-laws is intended as a summary only and is qualified in its entirety by reference to the Certificate and the By-laws, the forms of which are included as exhibits to this Registration Statement.

     Number of Directors; Removal; Vacancies; Special Meetings; Quorum. The By-laws provide that the number of directors of the Company may be fixed from time to time by vote of the stockholders or of the Board of Directors, but that the number of directors which constitutes the whole Board shall be no less than five. Except where a vacancy on the Board is created pursuant to the removal of a director as described below or where vacancies occur contemporaneously in the offices of all of the directors, which vacancies will be filled by the stockholders, vacancies may be filled by a majority of the directors then in office or by a sole remaining director. The By-laws provide that directors may be removed from the Board, with or without cause, by the affirmative vote of the Company's stockholders holding a majority of the shares of the Common Stock.

     The By-laws further provide that special meetings of the Board of Directors may be called by the Chairman of the Board, Vice-Chairman of the Board or by the President, any director or the holders of 40% of the outstanding shares of Common Stock. The presence of a majority of the directors constituting the Board of Directors shall constitute a quorum for the transaction of business at any regularly held or special meeting of the Board.

     Special Meetings; Actions by Written Consent; Advance Notice Provisions. The By-laws provide that except as otherwise provided by Delaware Law, special meetings of stockholders of the Company may only be called by resolution of the Board of Directors, by the President or by the holders of 40% of the outstanding shares of Common Stock. The By-laws also require advance notice of any
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special meeting of the Company's stockholders to be delivered to each stockholder entitled to vote at such a meeting.

     Amendment of Certain Provisions of the Certificate and By-laws. Under Delaware Law, the stockholders have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, subject to the terms of one or more series of preferred stock as designated from time to time by the Board of Directors, the Certificate provides that the By-laws may be adopted, altered or repealed by the Board of Directors.

ANTITAKEOVER LEGISLATION

     Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations. The Certificate does not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority
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of the directors then in office approve, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

STOCK TRANSFER AGENT

     The transfer agent for the Common Stock will be American Stock Transfer & Trust Company, New York, New York.


Item 2. Exhibits.
        ---------

        1     -  Specimen certificate for
                 Common Stock, $.005 par value
                 (previously filed).

        2     -  Restated Certificate of
                 Incorporation as amended of
                 the registrant (incorporated
                 by reference to Exhibit 3.1
                 to Registration Statement on
                 Form S-1 No. 33-98916).

        3     -  Form of Certificate of
                 Amendment regarding
                 authorization of Preferred
                 Stock (incorporated by
                 reference to Exhibit 3.2 to
                 Registration Statement on
                 Form S-1 No. 33-98916).

        4     -  By-laws of the registrant
                 (incorporated by reference to
                 Exhibit 3.3 to Registration
                 Statement on Form S-1 No. 33-
                 98916).
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                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      IMPATH INC.
                             --------------------------------
                                     (Registrant)


                       By     /s/ John P. Gandolfo
                         ----------------------------------
                                  John P. Gandolfo
                              Executive Vice President
                            and Chief Financial Officer



Dated:  February 9, 1998
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                               Index to Exhibits


                                                    Page
                                                   Number
                                                   ------
           1    - Copy of specimen certificate       --
                  for Common Stock, $.005 par
                  value (previously filed).
           2    - Restated Certificate of            --
                  Incorporation as amended of
                  the registrant (incorporated
                  by reference to Exhibit 3.1
                  to Registration Statement on
                  Form S-1 No. 33-98916).
           3    - Form of Certificate of             --
                  Amendment regarding
                  authorization of Preferred
                  Stock (incorporated by
                  reference to Exhibit 3.2 to
                  Registration Statement on
                  Form S-1 No. 33-98916).
           4    - By-laws of the registrant          --
                  (incorporated by reference
                  to Exhibit 3.3 to
                  Registration Statement on
                  Form S-1 No. 33-98916).